UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 9, 2020

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway San Rafael, California	94903
(Address of principal executive offices)	(Zip Code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ADSK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Participation in Executive Incentive Plan for Fiscal 2021

On April 9, 2020, the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Autodesk, Inc. (the “Company”) determined the target awards and payout formulas for fiscal 2021 under the Autodesk, Inc. Executive Incentive Plan (the “EIP”). The EIP is an annual cash incentive plan intended to motivate and reward participants in connection with the Company’s achievement of its annual financial and non-financial objectives. Each of the Company’s executive officers is eligible to participate in the EIP.

For each executive participant, the Compensation Committee established a target award equal to a specified percentage of such participant’s base salary ranging from 75% to 125% (such participant’s “Target Amount”). The Compensation Committee determined an EIP funding formula related to achievement of certain revenue, non-GAAP operating income and total stockholder return levels for fiscal 2021. If the Company does not meet at least one of these goals then the EIP will not be funded.

The actual bonuses payable for fiscal 2021 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of goals approved by the Compensation Committee relating to achievement of total fiscal 2021 revenue and non-GAAP operating income levels, and other factors set forth in the EIP, such as individual performance. Accordingly, each participant could receive a bonus ranging from zero to 200 percent of the participant’s Target based on performance against the goals. In consideration of the economic uncertainty created by the COVID-19 pandemic, the Compensation Committee retains discretion over the bonus that otherwise would be payable based on actual performance but in any event not to exceed allowable plan maximums.

Approval of Restricted Stock Units and Performance Stock Units

On April 9, 2020, the Compensation Committee granted Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) awards to the Company’s executive officers.

The number of RSUs granted to these executives individually ranged from 8,080 to 35,014. The RSUs vest annually over a three-year period from the date of grant.

The PSU awards provide for a minimum, target and maximum number of shares to be earned based upon progress toward predetermined performance criteria. For fiscal 2021 awards, PSU vesting will be based upon achievement of performance goals adopted by the Compensation Committee (“Performance Results”) and the Company’s total stockholder return compared against companies in the S&P North American Technology Software Index with a Market Cap over $2 billion (“Relative TSR”) over one-, two- and three-year performance periods. For fiscal 2021, Performance Results will be based on revenue levels. The use of these goals motivates management to drive the Company’s ongoing business and this, combined with Relative TSR, aligns these awards with the long-term interests of our stockholders.

The PSUs are split into three tranches:

•	Up to one third of the PSUs may vest following year one, depending upon the achievement of Performance Results for year one as well as 1-year Relative TSR (covering year one).

•	Up to one third of the PSUs may vest following year two, depending upon the achievement of Performance Results for year two as well as 2-year Relative TSR (covering years one and two).

•	Up to one third of the PSUs may vest following year three, depending upon the achievement of Performance Results for year three as well as 3-year Relative TSR (covering years one, two and three).

Performance Results for the relevant performance period could result in PSU attainment of 0% to 150% of target. Once the Performance Results percentage is established, it is multiplied by a percentage ranging from 67% to 133%, depending on the Company’s Relative TSR for the period. The combined impact of these performance criteria is that PSUs could be earned from 0% to 200% of target. In consideration of the economic uncertainty created by the COVID-19 pandemic, the Compensation Committee retains discretion over the PSUs that otherwise would be payable based on actual performance but in any event not to exceed allowable plan maximums.

The target amounts of shares that the executives could receive upon vesting of the PSUs individually ranged from 12,120 to 52,521.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ Pascal W. Di Fronzo
Pascal W. Di Fronzo
SVP, Corporate Affairs, Chief Legal Officer & Secretary

Date: April 15, 2020